Exhibit 99.1

NUVERRA ANNOUNCES DECISION TO UTILIZE INTEREST PAYMENT GRACE PERIOD

SCOTTSDALE, Ariz. (October 17, 2016) - Nuverra Environmental Solutions, Inc. (OTCQB: NESC) (“Nuverra” or the “Company”) announced today that it has elected to exercise its grace period and defer making approximately $2.0 million in interest payments due October 17, 2016 on its outstanding $40.4 million principal amount of 9.875% Senior Notes due 2018 (the “2018 Notes”).

Under the terms of the indenture governing the 2018 Notes, the Company has a 30-day grace period after the interest payment due date before an event of default would occur. The Company believes it is in the best interests of all stakeholders to use the grace period to continue discussions with its debtholders regarding strategic alternatives to improve Nuverra’s long-term capital structure. During this period, the Company anticipates meeting all of its obligations to customers, employees and suppliers and continuing to provide safe, reliable, high-quality services to its customers.

About Nuverra

Nuverra Environmental Solutions is among the largest companies in the United States dedicated to providing comprehensive, full-cycle environmental solutions to customers in the energy market. Nuverra focuses on the delivery, collection, treatment, recycling, and disposal of restricted solids, water, wastewater, waste fluids and hydrocarbons. The Company provides its suite of environmentally compliant and sustainable solutions to customers who demand stricter environmental compliance and accountability from their service providers. Find additional information about Nuverra in documents filed with the U.S. Securities and Exchange Commission (SEC) at http://www.sec.gov.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, those that involve risks and uncertainties, including statements regarding the Company’s anticipated liquidity position, the status of discussions with stakeholders and any potential outcomes of such discussions. These statements relate to future plans, objectives, expectations and intentions and are for illustrative purposes only. These statements may be identified by the use of words such as “believe,” “expect,” “intend,” “plan,” “anticipate,” “likely,” “will,” “could,” “estimate,” “may,” “potential,” “should,” “would,” and similar expressions. All forward-looking statements contained herein, or otherwise made by the Company, are also subject generally to other risks and uncertainties, including those that are described from time to time in the Company’s filings with the Securities and Exchange Commission. While the Company makes these forward-looking statements in good faith, neither the Company nor its management can guarantee that anticipated future results will be achieved. Accordingly, readers are cautioned not to place undue reliance on any of the Company’s forward-looking statements. The Company undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, changes in expectations or otherwise.

Source: Nuverra Environmental Solutions, Inc.

602-903-7802

ir@nuverra.com